Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan, of our report dated April 11, 2006 (except for the effect of the stock split discussed in the third paragraph of Note A, as to which the date is July 20, 2006), with respect to the consolidated financial statements of Chart Industries, Inc. included in its Registration Statement on Form S-1 (No. 333-133254) and related Prospectus, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
ERNST & YOUNG LLP
Cleveland, Ohio
November 13, 2006